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                                                                      Exhibit 23

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Nobel Education Dynamics, Inc. (formerly the Rocking Horse Child Care Centers of America, Inc.) and subsidiaries on Form S-3 (File Nos. 333-3793, 333-3797 and 33-73496) and Form S-8 (File Nos. 33-21859, 33-44888 and 33-64701) of our report dated February 10, 1997, except for Note 16, as to which the date is March 20, 1997, on our audits of the consolidated financial statements for Nobel Education Dynamics, Inc. and subsidiaries as of December 31, 1996 and 1995 and for the years ended December 31, 1996, 1995 and 1994, which report is included in this Annual Report on Form 10-K.


2400 Eleven Penn Center
Philadelphia, Pennsylvania
March 28, 1997